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MEDICIS REPORTS FOURTH QUARTER AND YEAR-END FISCAL 2003 FINANCIAL RESULTS

SCOTTSDALE, Arizona-August 26, 2003-Medicis (NYSE:MRX) today announced fiscal 2003 net revenue growth of 16% to $247.5 million with net income of $63.5 million, or $2.25 per diluted share, representing 15% growth in earnings per share, or EPS, as compared to the prior year. The net income and EPS results are absent a $12.2 million tax-effected special charge reported during fiscal 2003 associated with research and development collaborations. Net income and EPS including the special charges associated with the research and development collaborations were $51.3 million and $1.82 per diluted share, respectively.

In fiscal 2002, Medicis reported net revenues of $212.8 million with net income of $61.4 million, or $1.96 per diluted share, absent a $5.2 million tax-effected special charge associated with a research and development collaboration and a $6.2 million charge for purchased in-process research and development associated with the Company’s merger with Ascent Pediatrics. Fiscal 2002 net income and EPS including the special charges were $50.0 million and $1.59 per diluted share, respectively.

Medicis also reported fourth quarter fiscal 2003 net revenue growth of 16% to $66.7 million with net income of $17.1 million, or $0.60 per diluted share, representing 10% growth in EPS as compared to the same period in the prior year. The net income and EPS results are absent a tax-effected special charge of $3.3 million accrued and paid in the fourth quarter associated with a research and development collaboration. Including the special charge for the research and development collaboration in the fourth quarter of fiscal 2003, net income was $13.9 million, or $0.49 per diluted share. Fiscal 2002 fourth quarter net revenues were $57.6 million with net income of $16.9 million, or $0.55 per diluted share, absent a tax-effected special charge of $5.2 million in the fourth quarter associated with a research and development collaboration.

“We are pleased to announce the completion of another strong quarter and fiscal year,” said Jonah Shacknai, Chairman and Chief Executive Officer of Medicis. “Fiscal 2003 was a noteworthy year for Medicis with the achievement of numerous significant milestones, including completion of our 40th consecutive quarter of exceeding First Call consensus estimates, purchase of the RESTYLANE® family of products, the largest transaction in Company history, and advancement of our development projects through various stages in the R&D process including approval of the Company’s first NDA, LOPROX® Shampoo. As we progress into Fiscal 2004, we remain focused on enhancing shareholder value.”

Fourth quarter and year-end fiscal 2003 net revenue increased primarily as a result of the aggregate growth in sales of the Company’s core brands. The Company’s core brands included DYNACIN®, LOPROX®, LUSTRA®, OMNICEF®, ORAPRED®, PLEXION® and TRIAZ®. The Company’s core brands represented

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approximately 85% of net revenue. During fiscal 2003, prescription volume growth for the Company’s core brands increased in total prescriptions 19% and in new prescriptions 23% year-over-year.

Cash flow from operations for fiscal 2003 was $84.2 million, compared to $73.5 million for fiscal 2002, or a 14% increase. During fiscal 2003, selling, general and administrative expenses as a percentage of sales were consistent with fiscal 2002. During the fourth quarter of fiscal 2002, selling, general and administrative expenses as a percentage of sales increased as expected, primarily due to the increase in the number of sales representatives and associated costs relating to the Company’s anticipated expansion into the aesthetics market. Research and development expense, absent special charges, increased during fiscal 2003 approximately 26% to $9.4 million for the year primarily due to continued advancement of the Company’s development pipeline. During fiscal 2003, depreciation and amortization expense increased approximately 28% to $10.1 million primarily due to the amortization of the purchase price for the exclusive rights to RESTYLANE® in the United States and Canada. Interest income net of expenses decreased approximately $8.8 million primarily due to a full year’s interest expense on the Company’s $400 million convertible debentures issued in June of 2002 offset by interest income earned from higher cash balances.

The Company’s recently updated fiscal year 2004 revenue and earnings guidance remains unchanged and is as follows: fiscal year 2004 revenues of approximately $290 million and earnings per share guidance of approximately $2.28; first quarter fiscal year 2004 (for the quarter ending September 30, 2003) revenue guidance of approximately $62 million and earnings per share guidance of approximately $0.35; second quarter fiscal year 2004 (for the quarter ending December 31, 2003) revenue guidance of approximately $70 million and earnings per share guidance of approximately $0.51; third quarter fiscal 2004 (for the quarter ending March 31, 2004) revenue guidance of approximately $76 million and earnings per share guidance of approximately $0.66; and fourth quarter fiscal year 2004 (for the quarter ending June 30, 2004) revenue guidance of approximately $82 million and earnings per share guidance of approximately $0.76. At the time of this disclosure, Medicis believes these objectives are attainable based upon information currently available to the Company. The Company’s business is subject to all risk factors outlined in the Company’s most recent annual report on Form 10-K, its Form S-4 registration statement and other filed documents with the Securities and Exchange Commission. At the time of this release, the Company cannot, among other things, assess the forthcoming results of the Company’s research and development projects and the risks associated with the FDA approval process, risks associated with significant competition within the Company’s industry, risks associated with changes in laws, risks related to general economic conditions, including interest rate fluctuations, nor can the Company validate its assumptions of the full impact on its business of the approval of competitive generic versions of the Company’s core brands, or any future competitive product approvals that may affect the Company’s brands. Additionally, Medicis may acquire and/or license products or technologies from third parties to enter into new strategic markets. The Company periodically makes up-front, non-refundable payments to third parties for research and development work which has been completed and periodically makes additional non-refundable payments for the achievement of various milestones. There can be no certainty which periods these potential payments could be made, or if any payments such as these will be made at all. The stated estimated future guidance does not include the potential payments associated with any such transactions.

Medicis is the leading independent specialty pharmaceutical company in the United States focusing primarily on the treatment of dermatological, pediatric and podiatric conditions. Medicis has leading prescription products in a number of therapeutic categories, including acne, asthma, eczema, fungal infections, hyperpigmentation, photoaging, psoriasis, rosacea, seborrheic dermatitis and skin and skin-structure infections. The Company’s products have earned wide acceptance by both physicians and patients due to their clinical effectiveness, high quality and cosmetic elegance.

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The Company’s products include the prescription brands DYNACIN® (minocycline HCl), LOPROX® (ciclopirox), LUSTRA® (hydroquinone), LUSTRA-AF® (hydroquinone) with sunscreen, ALUSTRA® (hydroquinone) with retinol, OMNICEF® (cefdinir), ORAPRED® (prednisolone sodium phosphate), PLEXION® Cleanser (sodium sulfacetamide/sulfur), PLEXION TS® (sodium sulfacetamide/sulfur), PLEXION SCT® (sodium sulfacetamide/sulfur), TRIAZ® (benzoyl peroxide), LIDEX® (fluocinonide), and SYNALAR® (fluocinolone acetonide), the over-the-counter brand ESOTERICA®, and BUPHENYL® (sodium phenylbutyrate), a prescription product indicated in the treatment of Urea Cycle Disorder. For more information about Medicis, please visit the Company’s website at www.medicis.com.

Except for historical information, this press release includes “forward-looking statements” within the meaning of the Securities Litigation Reform Act. All statements included in this press release that address activities, events or developments that Medicis expects, believes or anticipates will or may occur in the future are forward-looking statements. This includes earnings estimates, future financial performance and other matters. These statements are based on certain assumptions made by Medicis based on its experience and perception of historical trends, current conditions, expected future developments and other factors it believes are appropriate in the circumstances. Medicis cannot validate its assumptions of the full impact on its business of the approval of competitive generic versions of its core brands, or any future competitive product approvals that may affect its brands. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of Medicis. Any such projections or statements include the current views of Medicis with respect to future events and financial performance. No assurances can be given, however, that these events will occur, that such results will be achieved, that Medicis will continue to have the ability to pay any dividend, or that tax rates on cash dividends will not change. Also, there are a number of important factors that could cause actual results to differ materially from those projected, including the anticipated size of the markets, the availability of product supply of DYNACIN® Tablets, the receipt of required regulatory approvals, the ability to realize anticipated synergies and benefits of the Q-Med transaction, the risks and uncertainties normally incident to the pharmaceutical industry, dependence on sales of key products, the uncertainty of future financial results and fluctuations in operating results, dependence on Medicis’ strategy including the uncertainty of license payments and/or other payments due from third parties, the timing and success of new product development by Medicis or third parties, product introductions and other risks described from time to time in Medicis’ SEC filings including its Annual Report on Form 10-K for the year ended June 30, 2002. There can be no assurance as to when or if any of the holders of the Notes will have the right to convert or if the Notes will be converted, and what impact the increase in the number of shares outstanding will have on its results of operations. Forward-looking statements represent the judgment of Medicis’ management as of the date of this release, and Medicis disclaims any intent or obligation to update any forward-looking statements.

NOTE: Full prescribing information for any Medicis prescription product is available by contacting the Company. OMNICEF® is a registered trademark of Abbott Laboratories, Inc. under a license from Fujisawa Pharmaceutical Co., Ltd. All other marks (or brands) and names are the property of Medicis or its Affiliates.

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Medicis
(in thousands, except per share data)
Summary Statements of Operations

	Three Months Ended		Year Ended
	June 30,		June 30,

	2003	2002	2003	2002

Revenues	$66,705	$57,628	$247,539	$212,807
Cost of sales	10,681	9,700	38,260	35,765

Gross profit	56,024	47,928	209,279	177,042
Operating expenses:
Selling, general and administrative	23,909	19,826	91,648	77,314
Research and development	8,215**	9,912*	29,568***	15,132*
Depreciation and amortization	3,378	2,036	10,125	7,928

Total operating expenses	35,502	31,774	131,341	100,374
Purchased in-process research & development	—	—	—	6,217

Operating income	20,522	16,154	77,938	70,451
Interest income (expense), net	(408)	1,365	(278)	8,533
Income tax expense	(6,263)	(5,782)	(26,404)	(28,960)

Net income	$13,851	$11,737	$51,256	$50,024

Basic net income per common share	$0.51	$0.39	$1.89	$1.65

Diluted net income per common share	$0.49	$0.38	$1.82	$1.59

Shares used in basic net income per common share	27,171	29,798	27,188	30,268
Shares used in diluted net income per common share	28,435	30,734	28,211	31,405
Cash flow from operations	$15,524	$20,174	$84,156	$73,542
Net income (GAAP)	$13,851	$11,737	$51,256	$50,024
Special charges for R&D (tax-effected)	3,279	5,159	12,225	5,159
In-process research & development	—	—	—	6,217

Net income prior to special charges	$17,130	$16,896	$63,481	$61,400

Basic net income per common share	$0.63	$0.57	$2.33	$2.03

Diluted net income per common share	$0.60	$0.55	$2.25	$1.96

*	Reported R&D expenses include special charge of $7,700 relating to a research collaboration

**	Reported R&D expenses include special charge of $5,991 relating to a research collaboration

***	Reported R&D expenses include special charge of $20,191 relating to research collaborations

Balance Sheets

	At June 30, 2003	At June 30, 2002

	(unaudited)
Assets
Cash, cash equivalents & short-term investments	$552,663	$577,576
Accounts receivable, net	51,661	45,053
Inventory, net	14,005	11,955
Other current assets	27,299	23,889

Total current assets	645,628	658,473
Property and equipment, net	3,094	2,605
Deferred tax asset	—	4,918
Intangible assets, net	278,269	197,845
Other assets	9,999	12,432

Total assets	$936,990	$876,273

Liabilities and stockholders’ equity
Current liabilities	$68,847	$47,214
Contingent convertible senior notes	400,000	400,000
Deferred tax liabilities	7,022	—
Stockholders’ equity	461,121	429,059

Total liabilities and stockholders’ equity	$936,990	$876,273

Working capital	$576,781	$611,259